UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event reported) — February 17, 2012 (February 13, 2012)

MDC PARTNERS INC.

(Exact name of registrant as specified in its charter)

Canada (Jurisdiction of Incorporation)	001-13718 (Commission File Number)	98-0364441 (IRS Employer Identification No.)

745 Fifth Avenue, New York, NY 10151
(Address of principal executive offices and zip code)

(646) 429-1800
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

☐	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

☐	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On February 13, 2012, MDC Partners Inc. (the “Company”), Maxxcom Inc. (a subsidiary of the Company) and each of their subsidiaries party thereto entered into an amendment (the “Eighth Amendment”) to its existing senior secured revolving credit facility, dated October 23, 2009 (as heretofore amended, the “Credit Agreement”), with Wells Fargo Capital Finance, LLC, as agent, and the lenders from time to time party thereto. Consistent with past practice the Company intends to use amounts available under the Credit Agreement, after giving effect to the Eighth Amendment, for working capital needed from time to time to service a growing number of clients, to support the Company’s growth and investment strategy, including acquisitions, and to account for seasonal patterns in its business.

The Eighth Amendment provides that (A) the Company’s Total Leverage Ratio (as defined), measured on a quarter-end basis, must be no greater than (i) 4.15x, for the twelve-month period ending December 31, 2011, (ii) 4.60x, for the twelve-month period ending March 31, 2012, and (ii) 3.75x, for the twelve-month period ending on the last day of each calendar quarter thereafter; (B) the Company’s Fixed Charge Leverage Ratio (as defined), measured on a quarter-end basis, must be at least (i) 1.25x, for the twelve-month period ending December 31, 2011, (ii) 1.10x, for the twelve-month period ending March 31, 2012, and (ii) 1.25x, for the twelve-month period ending on the last day of each calendar quarter thereafter; and (C) the Company’s EBITDA (as defined), measured on a quarter-end basis, must be at least (i) $90,000,000, for the twelve-month period ending December 31, 2011, and (ii) $75,000,000, for the twelve-month period ending on the last day of each calendar quarter thereafter, subject to certain pro forma adjustments for acquisitions.

The foregoing summary description of the Eighth Amendment to the Credit Agreement is qualified in its entirety by reference to the full text of the agreements. The Eighth Amendment will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the period ended December 31, 2011.

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Date: February 17, 2012	MDC Partners Inc.

By:
/s/ David C. Ross
David C. Ross Associate General Counsel & Assistant Secretary

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